EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan of Protein Design Labs, Inc. of our reports dated March 11, 2005, with respect to the consolidated financial statements of Protein Design Labs, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Protein Design Labs, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Protein Design Labs, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California
June 13, 2005